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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Short-Term Investments Trust and to the use of our reports dated September 24, 2004 on the financial statements and financial highlights of the Government and Agency Portfolio, the Government Tax Advantage Portfolio, the Treasury Portfolio, the Liquid Assets Portfolio and the STIC Prime Portfolio, each a series of Short-Term Investments Trust. Such financial statements and financial highlights appear in the August 31, 2004 Annual Reports to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectuses and in the Statements of Additional Information.


                                                            TAIT, WELLER & BAKER

PHILADELPHIA, PENNSYLVANIA
DECEMBER 2, 2004